Exhibit 2.14

CONFORMED COPY	ALLEN & OVERY

Allen & Overy LLP

SUBSCRIPTION AGREEMENT

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

€500,000,000 4.5 per cent. Notes due 16 June 2025
issued under its €5,000,000,000 Euro Medium Term Note Programme

15 June 2005

SUBSCRIPTION AGREEMENT

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

€500,000,000 4.5 PER CENT. NOTES DUE 16 JUNE 2025

15 June 2005

To:	Citigroup Global Markets Limited (the Manager)

cc:	Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Principal Paying Agent

Dear Sirs,

Portugal Telecom International Finance B.V. (the Issuer), incorporated under the laws of The Netherlands and having its statutory domicile in Amsterdam, proposes to issue €500,000,000 4.5 per cent. Notes due 16 June 2025 (the Notes) pursuant to the €5,000,000,000 Global Medium Term Note Programme established by it. The Notes will be issued with the benefit of the Keep Well Agreements executed by Portugal Telecom, SGPS, S.A. (PT) and PT Comunicações, S.A. (PTC) respectively. The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is supplemental to the amended and restated Programme Agreement, as amended and/or supplemented and/or restated from time to time (the Programme Agreement) dated 29 April 2003 made between the Issuer, PT and PTC and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.                                       Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Manager agrees to subscribe or procure subscribers for the Notes at a price of 99.224 per cent. of the principal amount of the Notes (the Purchase Price), being the issue price of 99.740 per cent.

2.                                       The settlement procedures set out in Part 2 of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i)                                     the sum payable on the Issue Date shall represent the Purchase Price;

(ii)                                  Issue Date means 10.00 a.m. (London time) on 16 June 2005 or such other time and/or date as the Issuer and the Manager may agree; and

(iii)                               Payment Instruction Date means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

3.                                       The arrangements in relation to expenses have been separately agreed between the Issuer, PT, PTC and the Manager.

4.                                       The obligation of the Manager to purchase the Notes is conditional upon:

(i)                                     the conditions set out in clause 3(2) (other than that set out in clause 3(2)(e)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to relevant Dealer shall be construed as references to the Manager) and without prejudice to the aforesaid, the Offering Circular dated 12 July 2004, including all information incorporated by reference therein, containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer, PT and PTC and nothing having happened or being expected to happen which would require the Offering Circular to be supplemented or updated; and

(ii)                                  the delivery to the Manager on the Payment Instruction Date of:

(A)                              legal opinions addressed to the Manager and the Trustee dated the Payment Instruction Date in such form and with such contents as the Manager may reasonably require from Clifford Chance Limited Liability Partnership, the legal advisers to the Issuer as to Netherlands law, from Morais Leitão, Galvão Teles, Soares da Silva & Associados, the legal advisers to PT and PTC as to Portuguese law and from Allen & Overy, the legal advisers to the Manager as to English law;

(B)                                a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer, a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of PT and a certificate dated as of the Payment Instruction Date signed by a duly authorised officer of PTC giving confirmation to the effect stated in paragraph (i) of this clause;

(C)                                comfort letters dated the Payment Instruction Date from the independent auditors of each of the Issuer, PT and PTC, in such form and with such content as the Manager may reasonably request; and

(D)                               such other conditions precedent as the Manager may reasonably require.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in the agreement referred to in clause 3 and except for any liability arising before or in relation to such termination), provided that the Manager may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

5.                                       The Manager understands and agrees that Notes (including rights representing an interest in a Note in global form) shall, in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995) only be offered anywhere in the world, as part of their initial distribution or as part of any re-offering and any offer of the Notes shall only be announced in writing (whether electronically or otherwise) anywhere in the world, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (“Professional Investors”, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities), and the Manager undertakes with the

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Issuer that it will be made clear/mentioned upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of the Notes is publicly announced anywhere in the world, that the offer is exclusively made to such Professional Investors.

6.                                       The Manager may, by notice to the Issuer, PT and PTC, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Manager (after consultation with Issuer, if practicable) there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in the agreement referred to in clause 4 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

7.                                       A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

8.                                       Clauses 20 and 21 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

9.                                       This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:	Portugal Telecom International Finance B.V.

By:	CARLOS MOREIRA DA CRUZ	HENRIK JUSTUS WIRIX

For:	Portugal Telecom, SGPS, S.A.

By:	ZEINAL BAVA

For:	PT Comunicações, S.A.

By:	MIGUEL HORTA E COSTA	ZEINAL BAVA

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We agree to the foregoing.

For:	Citigroup Global Markets Limited

By:	IAN HOLLOWAY

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ANNEXE A TO THE SUBSCRIPTION AGREEMENT

PRICING SUPPLEMENT

15 June 2005

Portugal Telecom International Finance B.V.

(a private company with limited liability incorporated under the laws of The Netherlands and having its statutory seat in Amsterdam, The Netherlands)

Issue of €500,000,000 4.5 per cent. Notes due 16 June 2025
under the €5,000,000,000
Global Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Offering Circular dated 12 July 2004. This Pricing Supplement must be read in conjunction with such Offering Circular.

1.

(i)

Series Number:

19

(ii)

Tranche Number:

2.

Specified Currency or Currencies:

Euros (€)

3.

Aggregate Nominal Amount:

	–	Tranche:	€500,000,000
	–	Series:	€500,000,000

4.	Issue Price of Tranche:		99.740 per cent.

5.	Specified Denominations:

The Specified Denomination of the Notes shall be €50,000 provided that, for so long as the Notes are represented by a Global Note and the relevant clearing system(s) so permit, the Notes shall be tradeable in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter.

If Definitive Bearer Notes are required to be issued in the limited circumstances specified in the Permanent Global Note they will only be printed and issued in denominations of €50,000.

Accordingly, if Definitive Bearer Notes are required to be issued, a Noteholder holding Notes having an original nominal amount which cannot be fully represented by Definitive Bearer Notes in the denomination of €50,000 will not be able to receive a Definitive Bearer Note in respect of the original nominal amount of the Notes by which the original nominal amount of such holding of Notes exceeds the next lowest integral multiple of €50,000, the (“Excess Amount”) and will not be able to receive interest or principal in respect of the Excess Amount. Furthermore, at any meetings of Noteholders while Notes are represented by a Bearer Global Note any vote cast shall only be valid if it is in respect of €50,000 in nominal amount and no vote may be cast in respect of any smaller nominal amount.

6.	Issue Date and Interest Commencement Date:	16 June 2005

7.	Maturity Date:	16 June 2025

8.

Interest Basis:

4.5 per cent. Fixed Rate (further particulars specified below)

9.	Redemption/Payment Basis:	Redemption at par

10.	Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

11.	Put/Call Options:	Not Applicable

12.	Listing:

Application has been made for the Notes to be listed on the Official List of the Financial Services Authority as competent authority under the Financial Services and Markets Act 2000 and to be admitted to trading on the London Stock Exchange plc’s market for listed securities

13.	Method of distribution:	Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest	4.5 per cent. per annum payable in arrear

	(ii) Interest Payment Date(s):	16 June in each year from and including 16 June 2006 to and including the Maturity Date

	(iii) Fixed Coupon Amount(s):	€2,250 per €50,000 in nominal amount

	(iv) Broken Amount(s):	Not Applicable

	(v) Day Count Fraction:	Actual/Actual (ISMA)

	(vi) Determination Date(s):	16 June in each year

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

15.	Floating Rate Note Provisions	Not Applicable

16.	Zero Coupon Note Provisions	Not Applicable

17.	Index Linked Interest Note Provisions	Not Applicable

18.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

19.	Issuer Call	Not Applicable

20.	Investor Put	Not Applicable

21.	Final Redemption Amount	Par

22.

Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(e)):

Par

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:	Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Notes only upon an Exchange Event.

24.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

25.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

26.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

27.	Details relating to Installment Notes:

	(i) Installment Amount(s):	Not Applicable

	(ii) Installment Date(s):	Not Applicable

28.	Other terms or special conditions:	Not Applicable

29.	Redenomination:	Redenomination not applicable

DISTRIBUTION

30.	(i) If syndicated, names of Managers:	Not Applicable

	(ii) Stabilising Manager (if any):	Not Applicable

31.	If non-syndicated, name of relevant Dealer:	Citigroup Global Markets Limited

32.	Netherlands/worldwide selling restrictions:

The Notes (including rights representing an interest in a Note in global form) may only be offered anywhere in the world, as part of their initial distribution or as part of any re-offering, and this Pricing Supplement may only be distributed and circulated, and any offer of the Notes shall only be announced in writing (whether electronically or otherwise) anywhere in the world, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (“Professional Investors”, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities), provided that the Manager has undertaken with the Issuer that it will be made clear/mentioned upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of the Notes is publicly announced anywhere in the world, that the offer is exclusively made to such Professional Investors.

33.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

34.	Any clearing system(s) other than Euroclear, Clearstream, Luxembourg or The Depository Trust Company:	Not Applicable

35.	Delivery:	Delivery against payment

36.	Additional Paying Agent(s) (if any):	Not Applicable

ISIN:	XS0221854200
37.Common Code	022185420

LISTING APPLICATION

This Pricing Supplement comprises the details required to list the issue of Notes described herein to be admitted to the Official List and to trading by the London Stock Exchange plc pursuant to the listing of the €5,000,000,000 Global Medium Term Note Programme of Portugal Telecom International Finance B.V.

RESPONSIBILITY

The Issuer hereby accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer:

By:
Duly authorised